Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2019 (except for Notes 3, 16, and 21, as to which the date is November 26, 2019), with respect to the consolidated financial statements of Vertiv Holdings, LLC in the Registration Statement (Form S-1) and related Prospectus of Vertiv Holdings Co dated February 7, 2020.

/s/ Ernst & Young LLP

Grandview Heights, Ohio

February 7, 2020